Prospectus Supplement No. 2                     Filed pursuant to Rule 424(b)(3)
to Prospectus dated August 6, 2001              File No. 333-62234

                                 CEPHALON, INC.

           $400,000,000 5-1/4 CONVERTIBLE SUBORDINATED NOTES DUE 2006

     This document supplements information contained in that certain prospectus of Cephalon, Inc. dated August 6, 2001, as amended and supplemented from time to time, relating to the potential resale from time to time of $400,000,000 5-1/4 Convertible Subordinated Notes due 2006 and 5,405,405 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

     The following table supplements, or amends, as noted, the information set forth in the prospectus under the caption "Selling Securityholders" with respect to:

          - the principal amount of notes beneficially owned by each selling securityholder and the maximum principal amount that each may offer, and

          - the number of shares of common stock issued upon conversion of the notes that each selling securityholder may sell under the prospectus, as amended or supplemented.

                                               PRINCIPAL            NUMBER OF
                                                AMOUNT            COMMON SHARES
                                                OF NOTES           ISSUED UPON
                                             BENEFICIALLY        CONVERSION THAT
NAME OF SELLING SECURITYHOLDER (1)             OWNED (2)           MIGHT BE SOLD
-----------------------------------            ---------          -------------
The following information
supplements the information set
forth in the prospectus originally
filed or as previously amended or
supplemented:

Onex Industrial Partners Limited                2,290,000                 30,945
Pacific Life Insurance Company                  1,000,000                 13,513
Pebble Capital Inc.                               110,000                  1,486
RAM Trading LTD                                 5,500,000                 74,324
Salomon Smith Barney Inc.                       5,000,000                 67,567
Silvercreek Limited Partnership                   200,000                  2,702
Silvercreek II Limited                          2,400,000                 32,432

(1) The information set forth herein is as of August 31, 2001 and will be updated as required.


(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is August 31, 2001


                                       2